UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2022

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.         Other Events.

Settlement Agreement Regarding Securities Class Action and Completion of Demand Committee Investigation

In re Vaxart Litigation Securities Class Action

As Vaxart, Inc. (the “Company”) previously disclosed, two substantially similar securities class actions were filed in the U.S. District Court for the Northern District of California, titled Himmelberg v. Vaxart, Inc. et al. and Hovhannisyan v. Vaxart, Inc. et al., which were eventually consolidated and the matter was re-named In re Vaxart Securities Litigation (the “Putative Class Action”). On July 27, 2022, following a private mediation with the lead plaintiffs, the parties reached a settlement stipulation and agreement to resolve the asserted claims against the Company and each of the individual defendants named in the Putative Class Action (the “Settlement Agreement”). The proposed aggregate amount of payment in the Settlement Agreement is $12,015,000, of which $2,000,000 would be contributed by the Company, and the remainder ($10,015,000) would be contributed by the Company’s insurers. During the three months ended June 30, 2022, the Company recorded $2,000,000 related to this matter within accrued liabilities on its consolidated balance sheet with the related expense included in general and administrative expense on its consolidated statement of operations and comprehensive loss.

The Settlement Agreement is subject to, among other things, resolution of objections, notice to shareholder class and court approval. The Company and the defendants have denied and continue to deny all of the claims alleged in the action, and the Settlement Agreement does not constitute, assign or reflect any admission of fault, wrongdoing or liability as to any defendant. If final court approval is not obtained with respect to the settlement, or if the settlement otherwise does not become effective, the parties will be returned to the positions they occupied prior to their entry into the Settlement Agreement. In that event, the Company and individual defendants will continue to vigorously defend against the claims in the Putative Class Action. Should the Company ultimately be found liable, the liability could have a material adverse effect on the Company’s financial condition and its results of operations for the period or periods in which such determination is made.

Shareholder Demand Letters

As the Company previously disclosed, the Company received a series of demand letters from purported shareholders demanding that the Company’s board of directors (the “Board”) investigate and commence appropriate legal action against certain of its current and former directors and executive officers, as well as Armistice Capital LLC, in connection with alleged misconduct premised on substantially the same facts forming the basis of the claims made in the amended consolidated complaint in the Putative Class Action. In response, the Board appointed a committee of the Board consisting solely of directors who were not the subject of the claims set forth in such demands (the “Demand Committee”) and delegated to the Demand Committee the power and authority to investigate the matters referenced in such demand letters and to determine the action(s), if any, that the Company should take in response to such demands. On June 2, 2022, another purported shareholder served a demand on the Board, which demand was substantially identical to the aforementioned demands. The Demand Committee has completed a thorough investigation with the assistance of outside counsel of the matters alleged in the various demand letters and has determined that it is not in the best interest of the Company or its shareholders to take any further action as requested by the shareholders making the demands. The purported shareholders who made such demands were notified of the Demand Committee’s decision on July 27, 2022.

Forward-Looking Statements

Statements contained or incorporated by reference in this Current Report on Form 8-K which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies are forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this Current Report on Form 8-K. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, whether the Settlement Agreement is approved by the court, legal expenses the Company may incur in the Putative Class Action following the Settlement Agreement, the Company’s continuing contractual and common law indemnity obligations to current and former officers and directors, the Company’s continuing operating losses, the possibility that the Company’s product candidates may not be approved by the U.S. Food and Drug Administration or non-U.S. regulatory authorities, uncertainty of market acceptance if the Company eventually produces a commercially viable vaccine, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, the Company’s ability to meet anticipated clinical endpoints, commencement dates, and/or completion dates for clinical trials, competition, limited marketing and manufacturing experience, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: July 28, 2022
	By:	/s/ Andrei Floroiu
Andrei Floroiu
Chief Executive Officer